                          WARRANT FOR PURCHASE OF SHARES OF
                                     COMMON STOCK
                                          OF
                               TRANS WORLD GAMING CORP.

                                   January 1, 1997



    For value received, Andrew Tottenham, or his registered assigns (the "Holder"), is entitled to purchase from Trans World Gaming Corp., a Nevada corporation (the "Company"), at any time during the five (5) year period commencing on the date hereof and in accordance with the terms hereof, 187,500 fully paid and nonassessable shares of the Company's Common Stock, par value $.001 per share, which Common Stock is unregistered but has certain "piggyback" registration rights as set forth herein (such class of stock being hereinafter referred to as the "Common Stock" and such Common Stock as may be acquired upon exercise hereof being hereinafter referred to as the "Warrant Stock"), at the price of $.5938 per share.

    This Warrant is subject to the following provisions, terms and conditions:

    1. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fractional share of Common Stock), by written notice of exercise delivered to the Company accompanied by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company and upon payment to it, by cash, certified check or bank draft, of the warrant exercise price for such shares. The Company agrees that the Warrant Stock so purchased shall be and is deemed to be issued as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Warrant Stock as aforesaid. Certificates for the shares of Warrant Stock so purchased shall be delivered to the Holder within 15 days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of shares of Warrant Stock, if any, with respect to which this Warrant has not been exercised shall also be delivered to the Holder within such time. Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificates for shares of Warrant Stock, except in accordance with the provisions and subject to the limitations of Section 4 below.

    2. The Company covenants and agrees that all shares of Warrant Stock that may be issued upon the exercise of this Warrant will, upon issuance, be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that until expiration of this Warrant, the Company will at all times have authorized, and reserved for the purpose of issuance or transfer upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

    3.   The foregoing provisions are, however, subject to the following:

         (a) The Warrant exercise price may be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Warrant exercise price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Warrant exercise price resulting from such adjustment, the number of shares obtained by multiplying the Warrant exercise price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant exercise price resulting from such adjustment.

         (b) In case the Company shall at any time subdivide the outstanding Common Stock into a greater number of shares or declare a dividend payable in Common Stock, the Warrant exercise price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Common Stock shall be combined into a smaller number of shares, the Warrant exercise price in effect immediately prior to such combination shall be proportionately increased.

         (c) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets ("substituted property") with respect to or in exchange for such Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such substituted property as would have been issued or delivered to the Holder if he had exercised this Warrant and had received upon exercise of this Warrant the Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the Holder at the last address of the Holder appearing on the books of the Company, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.

         (d) Upon any adjustment of the Warrant exercise price, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company, which notice shall state the Warrant exercise price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         (e) No fractional shares of Common Stock shall be issued upon the exercise of this Warrant, but, instead of any fraction of a share which would otherwise be issuable, the

Company shall pay a cash adjustment (which may be effected as a reduction of the amount to be paid by the Holder hereof upon such exercise) in respect of such fraction in an amount equal to the same fraction of the $.5938 price per share (as adjusted, if applicable) of Common Stock as of the date of the written notice of exercise required by paragraph 1 above.

    4. If at any time commencing on the date hereof and ending on the seventh anniversary hereof the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act of 1933 (the "Act") which (x) covers only shares of Common Stock to be sold by shareholders of the Company and does not include any shares to be sold by the Company, and (y) is not distributed by or through an underwriter, the Company will send to the Holder of this Warrant or of Warrant Stock written notice of such determination and shall use its best efforts to effect the registration under the Act, if such registration is permissible, of such shares of Warrant Stock as may be specified by written notice from the Holder delivered to the Company within 15 days after such notice is given (which notice shall be deemed to have been given upon the deposit thereof in first-class U.S. mail, postage pre-paid, addressed to the Holder at the address of the Holder as shown on the books of the Company); provided, however that: (i) the Company shall not be required to include any such shares of Warrant Stock in any such registration for any Holder who is able to sell the Warrant Stock owned by such Holder during a three-month period beginning on the date such notice is received by such holder, pursuant to Rule 144 under the Securities Act of 1933 (or any similar rule or regulation); (ii) the Company shall not be required to give such notice with respect to, or to include such Warrant Stock in, any such registration where any holder or holders of its securities whose securities will be covered by the registration statement have contractual rights to exclude any other shareholder of the Company from participating as a selling shareholder in the offering covered by the registration statement; (iii) the Company shall not be required to include in any such registration any shares of Common Stock previously duly registered under the Act; and (iv) the Company may, in its sole discretion, withdraw any such registration statement and abandon the proposed offering in which such Holder had requested to participate. The Holder shall only be entitled to notice of and participate in one registration statement pursuant to this Section 4. The costs and expenses of such offering, including but not limited to legal fees, special audit fees, printing expenses, filing fees, fees and expenses relating to qualifications under state securities or blue sky laws and the premiums for insurance, if any, incurred by the Company in connection with any registration made pursuant to this Section 4 shall be borne entirely by the Company; provided, however, that any Holders participating in such registration shall bear the fees and expenses of their own counsel or accountants in connection with any such registration. Upon the exercise of registration rights pursuant to this Section 4, the Holder agrees to supply the Company with such information as may be required by the Company to register or qualify such shares of Common Stock as is set forth in this Section 4.

    5. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

    6. The Holder, by acceptance hereof, represents and warrants that (a) he is acquiring this Warrant for his own account for investment purposes only and not with a view to its resale or distribution and (b) he has no present intention to resell or otherwise dispose of all or any part of this Warrant. Other than pursuant to registration under federal and state securities laws or an exemption from such registration, the availability of which the Company shall determine in its sole discretion, and subject to this Section 6, (y) the Company will not accept the exercise of this Warrant or issue certificates for shares of Warrant Stock and (z) neither this Warrant nor any shares of Warrant Stock may be sold, pledged, assigned or otherwise disposed of (whether voluntarily or involuntarily). The Company may condition such issuance or sale, pledge, assignment or other disposition on the receipt from the party to whom this Warrant is to be so transferred or to whom Warrant Stock is to be issued or so transferred of any representations and agreements requested by the Company in order to permit such issuance or transfer to be made pursuant to exemptions from registration under federal and applicable state securities laws. Each certificate representing the Warrant (or any part thereof) and any shares of Warrant Stock shall be stamped with appropriate legends setting forth these restrictions on transferability. The Holder, by acceptance hereof, agrees to give written notice to the Company before exercising or transferring this Warrant or transferring any shares of Warrant Stock of the Holder's intention to do so, describing briefly the manner of any proposed exercise or transfer. Within thirty (30) days after receiving such written notice, the Company shall notify the Holder as to whether such exercise or transfer may be effected.

    7. This Warrant shall be transferable only on the books of the Company by the Holder in person, or by duly authorized attorney, on surrender of the Warrant, properly assigned.

    8. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

    IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and to be dated as of the date set forth above.


                                       TRANS WORLD GAMING CORP.


                                       By:
                                          -------------------------------
                                           Dominick Valenzano
                                           Chief Financial Officer

                               RESTRICTION ON TRANSFER

THIS WARRANT OR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF MAY NOT BE RESOLD OR TRANSFERRED UNLESS SUCH RESALE OR TRANSFER IS EXEMPTED FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ANY APPLICABLE STATE SECURITIES LAWS ("LAWS"), AND THE COMPANY RECEIVES, PRIOR TO RESALE OR TRANSFER, WRITTEN REPRESENTATIONS OF THE HOLDER AND PROPOSED TRANSFEREE SATISFACTORY TO THE COMPANY REGARDING SUCH TRANSFER OR, AT THE ELECTION OF THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT THE PROPOSED TRANSFER OF THIS WARRANT OR OF SUCH SHARES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION

UNDER THE LAWS, OR THE RESALE OR TRANSFER OF THIS WARRANT OR OF SUCH SHARES IS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE LAWS.


                                          5